EXHIBIT 99.7


FRIDAY AUGUST 20, 7:25 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: eGlobe, Inc.

eGLOBE STOCK TO RESUME TRADING ON NASDAQ NATIONAL MARKET

WASHINGTON, Aug. 20 /PRNewswire/ -- eGlobe, Inc. (Nasdaq: EGLO) today announced that its common stock will resume trading on the Nasdaq National Market effective at the opening of trading on Monday, August 23, 1999. The Company received word of the development in a letter from Nasdaq, today, August 20, 1999. Trading in eGlobe's stock had been moved from the Nasdaq National Market to the OTC Bulletin Board on Wednesday, August 18, 1999. The movement back to the Nasdaq National Market resulted from eGlobe's request for reconsideration of Nasdaq's original decision to delist the Company's stock from the Nasdaq National Market.

In reconsidering its initial decision, Nasdaq placed conditions on the continued National Market listing of eGlobe's stock. The Company believes that it can meet Nasdaq's conditions. The conditions principally include satisfying benchmarks relating to the amount of the Company's net tangible assets, as defined by Nasdaq. Key among the requirements, eGlobe needs to file a form 8K with the SEC by September 3, 1999, which includes a balance sheet with $9.9 million of net tangible assets. The Company needs to make a further filing in October, which includes a balance sheet with $20.0 million of net tangible assets.

To assure that it meets the net tangible asset requirements, the Company took a series of steps in the last three days. The Company reached agreement to convert the redeemable preferred stock categorized by Nasdaq as a liability into a convertible preferred stock of the Company, which will result in an increase in net tangible assets of more than $3 million. The Company also reached agreement to convert $4 million of debt into common stock, resulting in an additional $4 million in net tangible assets. Finally, the Company received commitments from warrant holders for the exercise of approximately $1 million in existing warrants, adding $1 million in cash to the net tangible assets of the Company.

eGlobe is a leading supplier of global enhanced telecommunications and information services, including Internet voice and fax, calling card services along with related validation, billing and payment systems, and other international Intranet and inter-networking services in partnership with telecommunications operators around the world. Operating through its World Direct network, eGlobe originates traffic in 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to telecommunications companies and financial institutions.

Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks,



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uncertainties  and other  factors that may cause the Company's  actual  results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the Company to attract additional business, the ability of the Company to successfully integrate the IDX acquisition and unified messaging technology, complete software development and offer new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.

SOURCE: eGlobe, Inc.